Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221213) pertaining to the 2017 Long Term Incentive Plan of BP Midstream Partners LP of our report dated March 22, 2018 with respect to the consolidated financial statements of BP Midstream Partners LP included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Chicago, Illinois
February 28, 2019